Exhibit 10.2

July 17, 2007

Pioneer Drilling Services, Ltd.

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

Ladies and Gentlemen:

Reference is made to the Pioneer Drilling Services Ltd. Executive Severance Plan (the “Plan”), in which I am a participant. This letter is to evidence my: (i) agreement that my reassignment from the positions as Senior Vice President, Chief Financial Officer and Secretary of each of Pioneer Drilling Company and PDC MGMT CO. (collectively, the “Company”) to another senior financial position within the Company is being effected on a mutually acceptable basis and will not constitute “Good Reason” under the Plan, and, to the extent necessary to effect such reassignment, such reassignment shall be deemed to be made pursuant to my resignation from my current positions with the Company; and (ii) waiver of any right to claim severance benefits under the Plan or otherwise as a result of the reassignment and change of titles (and corresponding duties) referenced in the preceding clause (i); provided that it is understood that I shall remain a “Participant” (as defined in the Plan) under the Plan. I understand that I will now be reporting directly to the Chief Accounting Officer of the Company.

I hereby represent and warrant that I have full power and authority to execute and deliver this letter, I have done so for adequate consideration, including the continuing employment at-will relationship contemplated hereby, and that, upon request, I will execute and deliver any additional documents necessary in connection with the enforcement hereof. I also hereby acknowledge that Pioneer Drilling Company and Pioneer Drilling Services, Ltd. have advised me to obtain legal representation in connection with my decision to execute and deliver this letter, and that I have determined to execute this letter after reasonable deliberation and after the opportunity to seek advice of any legal counsel or other advisor of my choice, which determination has been made voluntarily. This letter shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to any rules of conflict of laws thereof that would result in the application of the laws of any other jurisdiction.

Very truly yours,

/s/ William D. Hibbets
William D. Hibbetts

ACKNOWLEDGED AND ACCEPTED AS OF JULY 17, 2007

PIONEER DRILLING SERVICES, LTD.

By:	PDC MGMT. CO., its general partner

By:	/s/ Wm. Stacy Locke
Wm. Stacy Locke
President and Chief Executive Officer